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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 3, 2005


                           James Monroe Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

         Virginia                       000-32641                54-1941875
 (State or other jurisdiction     Commission File Number      (I.R.S. Employer
     of incorporation)                                       Identification No.)

3033 Wilson Boulevard, Arlington, Virginia                        22201
 (Address of principal executive offices)                       (Zip Code)

        Registrant's telephone number, including area code: 703.524.8100

         Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
ITEM 3.03   MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS
ITEM 7.01   REGULATION FD DISCLOSURE

         On October 3, 2005, James Monroe Bancorp, Inc. (the "Company"), the parent company of James Monroe Bank, Arlington, Virginia, completed a private placement of an aggregate of $8 million of trust preferred securities through James Monroe Statutory Trust III, a newly formed trust subsidiary organized under Connecticut law (the "Trust").

         The proceeds from the sale of the trust preferred securities, along with the proceeds of the sale of the common securities of the Trust, all of which are owned by the Company (the trust preferred and common securities collectively the "Trust Securities") were used by the Trust to purchase from the Company an aggregate of $8,248,000 of junior subordinated deferrable interest debentures (the "Debentures"). The Debentures have been issued pursuant to an Indenture dated as of October 3, 2005 between the Company and U.S. Bank National Association as trustee, mature on December 15, 2035, and are redeemable at par, at the Company's option, at any time on or after December 15, 2010, subject to regulatory approval. The Debentures may be redeemed prior to December 15, 2010 at a premium ranging up to 103.525% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The Debentures bear interest on a quarterly basis, at a 6.253% fixed rate until September 15, 2010, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 155 basis points over three month LIBOR.

         The Trust Securities are issued pursuant to an amended and Restated Declaration of Trust, dated as of October 3, 2005, among the Company, the Trust, U.S. Bank National Association as institutional trustee, and the administrators of the Trust, and represent guaranteed beneficial interests in a like amount of Debentures, and are intended to qualify as tier 1 capital, subject to applicable regulatory limits. Interest payments on the Debentures will be used to pay quarterly distributions on the Trust Securities. The Debentures will constitute the sole asset of the Trust. Payment of distributions on, and the liquidation or redemption price of, the trust preferred securities are guaranteed by the Company, to the extent the Trust has funds available therefore, pursuant to a Guarantee Agreement, dated as of October 3, 2005 between the Company and U.S. Bank National Association as trustee (the "Guarantee").

         Payment of interest on the Debentures and distributions on the trust preferred securities may be deferred for up to twenty consecutive quarterly periods, at the option of the Company. If the Company elects to defer payments on the Debentures, it will generally not be able to (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (B) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Debentures, or (C) make any payment under any guarantees of the Company that rank pari passu in all respects with or junior in interest to the Guarantee. The principal amount of the Debentures is subject to acceleration upon the occurrence of certain bankruptcy or insolvency related events, or if the Company defaults in the payment of any interest upon any Debenture when it becomes due and payable following the nonpayment of any such interest for 20 or more consecutive quarterly periods.

         The proceeds of the issuance will be used by the Company for general corporate purposes, including contribution to its subsidiary bank.

         The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.
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Item 9.01  Financial Statements and Exhibits
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(a) Financial Statements of Business Acquired.  Not applicable.

(b) Pro Forma Financial Information. Not Applicable.

(c) Exhibits.

    4.1 Indenture, dated as of October 3, 2005 between James Monroe Bancorp, Inc. and U.S. Bank National Association, as trustee, (1)

    4.2 Amended and Restated Declaration of Trust, dated as October 3, 2005, between James Monroe Bancorp, Inc. and U.S. Bank National Association, as trustee, and John R. Maxwell and John J. Brough as Administrators
          (1)

    4.3 Guarantee Agreement dated as of October 3, 2005, between James Monroe Bancorp, Inc. and U.S. Bank National Association, as Guarantee Trustee
          (1)

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(1) Not filed in accordance with the provisions of Item 601(b)(4)(v) of
Regulation SK. The Company agrees to provide a copy of these documents to the Commission upon request.


                                   Signatures


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   JAMES MONROE BANCORP, INC.


                                   By: /s/ John R. Maxwell
                                       ----------------------------------------
                                       John R. Maxwell, President


                                   By: /s/ John J. Brough
                                       ----------------------------------------
                                       John J. Brough, Senior Vice President,
                                       Chief Financial Officer


Dated: October 4, 2005